Exhibit 4.68

Supplementary Agreement to the

Title Transfer Contract

This Supplementary Agreement (hereinafter referred to as this “Agreement”) is entered into by and between the following parties in Yinchuan, China on December 14, 2020.

Transferor: Ningxia Gaoxin Software and Animation Development Co., Ltd. (hereinafter referred to as “Party A”)

Transferee: Pintec (Yinchuan) Technology Co., Ltd. (hereinafter referred to as “Party B”)

Whereas:

Party A and Party B have entered into the Title Transfer Contract (hereinafter referred to as the “Original Contract”) on December 14, 2020, under which Party B receives Room 101 (Duplex) and Basement, Software Park, No. 159 Xinchang East Road, Jinfeng District, Yinchuan City (“Object of Transfer”) from Party A at the transfer price of RMB ninety four million five hundred thousand (¥94500000.00) (“Transfer Price”). Prior to the execution of the Original Contract, Party B has paid RMB fifteen million (¥15000000.00) to Party A, and the remaining Transfer Price of the Subject Matter of Transfer is RMB seventy nine million five hundred thousand (¥79500000.00) (hereinafter referred to as the “Remaining Transfer Price”).

Party A and Party B hereby reach the following contractual content with respect to the payment of the Transfer Price and the title change of the Object of Transfer on the principles voluntariness, fairness, and good faith in accordance with relevant provisions of the Contract Law of the People’s Republic of China, the Measures for the Supervision and Administration of the Trading of State-owned Assets by Enterprises, and relevant laws and administrative regulations.

Article 1 Performance Bond

Party A and Party B agree that, within 5 working days after this Agreement becomes effective, Party B shall provide Party A with a performance bond (“Performance Bond”) issued by Huaxia Bank Co., Ltd. to the satisfaction of Party A for the amount of RMB seventy nine million five hundred thousand (¥79500000.00) as the security for the Remaining Transfer Price payable by Party B. The Performance Bond shall cover the Transfer Price and penalty payable by Party B and all expenses paid by Party A in this aspect.

Article 2 Title Change and Delivery of the Object of Transfer

1. Party A shall, after receiving the Performance Bond provided in Article 1 hereof, cooperate with Party B to complete the registration of the change in title to the Object of Transfer, and deliver the Object of Transfer to Party B in its existing situation.

2. After the title change and delivery of the Object of Transfer, Party B becomes the titleholder of the Object of Transfer, having the ownership and all other rights over the Object of Transfer.

Article 3 Payment of the Transfer Price

After the title change and delivery of the Object of Transfer, Party B shall, within 10 working days, pay the Remaining Transfer Price in full to the account designated by Party A. Party A shall provide Party B with a special value-added tax invoice stating the corresponding amount within 7 days after receiving such payment.

In the event of a delay in the title change or delivery by reason of Party B, Party B shall still pay the Remaining Transfer Price in full according to schedule provided herein (i.e. the period for Party B to pay the Remaining Transfer Price shall be calculated from the date when Party A notifies Party B for handling title change and delivery); provided, however, that Party B shall not be held as violating the agreement if the delay is caused by reason of Party A.

Article 4 Liabilities for Breach of Agreement

1. After this Agreement becomes effective, if Party B fails to provide Party A with the bank Performance Bond to the satisfaction of Party A within the period provided herein, this Agreement shall no longer be implemented, and Party A and Party B shall perform the provisions of the Original Contract, i.e. Party B shall pay the Remaining Transfer Price according to the period and method provided in the Original Contract, and be held liable for the delay in payment.

2. If Party B fails to pay the Remaining Transfer Price in accordance with the provisions hereof, it shall be held liable for the delay in payment in accordance with the provisions of the Original Contract.

Article 5 Miscellaneous

1. This Agreement shall become effective after being signed by and affixed with the official seals of Party A and Party B.

2. After this Agreement becomes effective, amendments or supplements to the contractual provisions to be made by the Parties shall be made in writing and be signed by both Parties, which amendments or supplements shall be an appendix to this Agreement. Appendices have the same legal force as this Agreement.

3. Matters not covered in this Agreement shall be subject to the Original Contract; in the event of a conflict between the provisions of this Agreement and the Original Contract, the provisions of this Agreement prevail.

4. This Agreement is made in six originals, Party A and Party B each holding three originals, which originals shall have the same legal force.

(No text below)

(This page contains no text, but is the signature page to the Supplementary to the Title Transfer Contract)

Party A (Transferor): Ningxia Gaoxin Software and Animation Development Co., Ltd.

Legal representative or authorized representative: /s/ Depeng Zou

Party B (Transferee): Pintec (Yinchuan) Technology Co., Ltd.

Legal representative or authorized representative: /s/ Xiaofeng Cui